Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 08/16/2022 03:02 PM
Original ID: 2018-000798744
Amendment ID: 2022-003777227

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

CW Petroleum Corp

2. Article number(s) 6 is amended as follows:
See checklist below for article number information.

See attached.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions fo implementing the amendment if not contained in the amendment itself which may be made upon facts objectivel ascertainable outside the articles of amendment.

4. The amendment was adopted on 08/09/22 .
(Date – mm/dd/yyyy)

[redacted] AUG 10 2022 [redacted]

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Verified by pdfFiller

Signature: Christopher Williams 08/09/2022 **Date:** 08/09/22

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Christopher Williams

Title: CEO

Contact Person: Brian Higley

Daytime Phone Number: (801) 634-1984

Email: brian@businesslegaladvisor.com

***(An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

- ☐ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ **Processing time is up to 15 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- ☐ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- ☐ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

ARTICLES OF AMENDMENT

Pursuant to the provisions of the Wyoming Business Corporation Act (the "Act"), the shareholders and board of directors of CW Petroleum Corp, a Wyoming corporation (the "Corporation"), hereby present these Articles of Amendment to its Articles of Incorporation, pursuant to Wyo. Stat. 17-16-1006, on behalf of the Corporation. The Corporation's Articles of Incorporation, as amended, were filed with the Wyoming Secretary of State on April 15, 2018 (the "Articles of Incorporation") and amended on April 30, 2018, June 13, 2022, June 28, 2022, and July 26, 2022 respectively, and the Corporation has been assigned filing number 2018-000798744.

1. The name of the Corporation: CW Petroleum Corp.

2. The Articles of Incorporation are hereby amended by deleting Article 6 in its entirety and replacing it with the following:

   The Corporation shall be authorized to issue Three Hundred Million (300,000,000) shares of Common Stock, $0.0001 par value and One Million (1,000,000) shares of Preferred Stock, $0.0001 par value.

   These Articles of Amendment shall be effective on September 23, 2022 at 12:01 a.m. Eastern Standard Time following the time received for filing by the Wyoming Secretary of State (the "Effective Time"), and as of the Effective Time, each twenty (20) outstanding share(s) of the Corporation's Common Stock whether issued and outstanding or held by the Corporation as treasury stock, is and shall be combined into one (1) share of a fully paid and nonassessable share of Common Stock (the "**Reverse Split**").

   The Reverse Split shall be effected for the Common Stock such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be rounded up to the nearest whole share. No fractional shares of Common Stock shall be issued upon the combination of any such shares in the Reverse Split.

   The Reverse Split shall occur whether or not any certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. The par value of each share of Common Stock following the Reverse Split shall be as stated above.

   All of the share amounts, amounts per share and per share numbers for the Common Stock shall be adjusted to give effect to the Reverse Split.

3. The date of the amendment's adoption: August 9, 2022.

4. The amendment was duly approved by at least a majority of the shareholders and all of the board of directors of the Corporation in the manner required by the Act and by the Corporation's Articles of Incorporation.

DATED: August 9, 2022

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By: Christopher Williams

08/09/2022

Christopher Williams
CEO